UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2022

CUE HEALTH INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40590	27-1562193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address:
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
(Address of principal executive
offices)

Registrant's telephone number, including area code: (858) 412-8151

Former name or address, if changed since last report: Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HLTH	Nasdaq Global Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On October 7, 2022, Sachin H. Jain, M.D. was appointed to the Board of Directors (the “Board”) of Cue Health Inc. (the “Company”), to serve as a director with a term of office expiring at the Company’s annual meeting of stockholders to be held in 2025. In connection with this appointment, the Board increased the size of the Board from six to seven members.

Dr. Jain has served as President and Chief Executive Officer of SCAN Group and Health Plan, a not-for-profit Medicare Advantage plan since July 2020 and as Academic Hospitalist at the U.S. Department of Veterans Affairs since April 2021. From 2014 to 2020, he held several increasing leadership positions at CareMore & Aspire Health, which are healthcare delivery systems, including President and Chief Executive Officer. From 2012 to 2014, Dr. Jain was Chief Medical and Information Officer at Merck & Co. (Nasdaq: MRK), a biopharmaceutical company. From 2009 to 2011, he worked in several leadership roles at the U.S. Department of Health and Human Services, including as senior advisor to the administrator of the Centers for Medicare & Medicaid Services. Dr. Jain is an adjunct professor of medicine at the Stanford University School of Medicine and a contributor to Forbes. In addition, Dr. Jain has served as a member of the board of directors of Cardiovascular Systems, Inc. (Nasdaq: CSII), a medical technology company, since January 2021. He also serves as a member of the Board of Directors of America’s Health Insurance Plans (AHIP), Abode Hospice, the Make-A-Wish Foundation and Biofurmis Inc. He is also an Aspen Institute Health Innovator’s Fellow. Dr. Jain holds a B.A. in government, an M.B.A and a M.D. from Harvard University.

In accordance with the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), Dr. Jain is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consist of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Dr. Jain is entitled to $50,000 in annual cash compensation for service on the Board with additional cash compensation payable for committee service, as applicable. Dr. Jain was also granted an initial equity award of restricted stock units valued at approximately $300,000, which will vest as to 34% of the shares of the Company’s common stock underlying the grant on the first anniversary of the grant date and an additional 33% of the shares of the Company’s common stock underlying the grant at the end of each successive 12-month period following the first anniversary of the grant date until the third anniversary of the grant date, subject to Dr. Jain’s continued service through each vesting date in accordance with the Director Compensation Policy. In addition, Dr. Jain will be entitled to receive an annual equity award of restricted stock units valued at approximately $190,000, which will vest in full on the first anniversary of the grant date, subject to Dr. Jain’s continued service through such vesting date in accordance with the Director Compensation Policy.

There are no arrangements or understandings between Dr. Jain and any other persons pursuant to which Dr. Jain was appointed a director of the Company, and there are no family relationships between Dr. Jain and any other director or executive officer of the Company.

The Company has entered into its standard form of indemnification agreement with Dr. Jain, a copy of which is filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1 filed on September 1, 2021. Other than the indemnification agreement, Dr. Jain does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

The foregoing description of the terms of the Director Compensation Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Compensation Policy, a copy of which is filed as Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed on September 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Health Inc.

Date: October 11, 2022	By:	/s/ John Gallagher
	Name:	John Gallagher
	Title:	Chief Financial Officer

3